UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2017 (October 23, 2017)

ARTEMIS THERAPEUTICS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE
 (State or Other Jurisdiction of Incorporation)
000-24431	84-1417774
(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, Suite 307, New York, NY	10003
(Address of Principal Executive Offices)	(Zip Code)

(646) 233-1454

(Registrant’s Telephone Number, Including Area Code)

 n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement

On October 23, 2017, Artemis Therapeutics, Inc., a Delaware corporation (the “Company”), executed Securities Purchase Agreements (each, a “Securities Purchase Agreement”) with a total of 6 accredited investors relating to a private placement offering (the “Offering”) of an aggregate of 300,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at a purchase price of $1.00 per share, and of 250 shares of the Company’s newly designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”), at a purchase price of $1,000.00 per share, with such shares of Series C Preferred Stock initially convertible into an aggregate of 250,000 shares of Common Stock. In addition, each investor received a warrant (each, a “Warrant”) to purchase fifty percent of the number of shares of Common Stock effectively purchased in the Offering, for an aggregate of 275,000 shares of Common Stock. The closing of the Offering took place on October 23, 2017.

The Securities Purchase Agreement provides each investor with (i) a 12 month right to participate in future financings, (ii) a 24 month right to be issued additional securities in connection with any subsequent dilutive issuance by the Company, and (iii) 24 month piggyback and demand registration rights.  Each Warrant is immediately exercisable at an exercise price of $2.00 per share, expires 5 years from the date of issuance, may be exercised for cash or on a cashless basis, and contains future price-based and customary stock-based anti-dilution protections.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred Stock (the “Certificate of Designation”), the shares of Series C Preferred Stock are convertible into an aggregate of 250,000 shares of Common Stock based on a conversion price of $1.00 per share. Such conversion price is subject to future price-based and customary stock-based anti-dilution protections. The holders of the Series C Preferred Stock do not possess any voting rights but the Series C Preferred Stock does carry a liquidation preference for each holder equal to the investment made by such holder in the Offering. In addition, the holders of Series C Preferred Stock are eligible to participate in dividends and other distributions by the Company on an as converted basis.

The securities issued in the Offering are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the securities. The securities have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing description of the Securities Purchase Agreement, Warrant and Certificate of Designation and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of the form of Securities Purchase Agreement, form of Warrant and Certificate of Designation filed as Exhibits 10.1, 4.1 and 3.1 respectively, to this Current Report on Form 8-K and are incorporated by reference herein.  The Securities Purchase Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 3.02  Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Certificate of Incorporation of the Company authorizes the issuance of up to 200,000 shares of preferred stock and further authorizes the Board of Directors of the Company to fix and determine the designation, preferences, conversion rights, or other rights, including voting rights, qualifications, limitations, or restrictions of the preferred stock.

On October 23, 2017, the Company filed the Certificate of Designation with the Delaware Secretary of State to designate the rights and preferences of up to 250 shares of Series C Preferred Stock, all of which were issued in connection with the Offering.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

3.1 Certificate of Designation of Series C Convertible Preferred Stock

4.1 Form of Warrant

10.1              Form of Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTEMIS THERAPEUTICS, INC.
Dated: October 25, 2017
	By:	/s/ Brian Culley
Name: Brian Culley
Title: Chief Executive Officer